Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Globalstar, Inc. 2006 Equity Incentive Plan of our report dated March 14, 2008, with respect to the consolidated financial statements of Globalstar, Inc., and the effectiveness of internal control over financial reporting, which report is included in Form 10-K for Globalstar, Inc. for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLP
Crowe Chizek and Company LLP

Oak Brook, Illinois

March 14, 2008